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                                                                     EXHIBIT 5.1




                  [Wilson Sonsini Goodrich & Rosati letterhead]





                                  May 1, 1998




Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA  19830

          RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on April 7, 1998 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 7,000,000 shares of your Common Stock (the "Shares") that may be loaned to Smith Barney Inc. ("Salomon Smith Barney") by Mr. James Kim and Mrs. Agnes Kim pursuant to the terms of a Securities Loan Agreement. As legal counsel for Amkor Technology, Inc., we have examined the proceedings taken by the Company in connection with the sale of the Shares by the Salomon Smith Barney in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable and will continue to be so after their sale under the Registration Statement.


         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation



                                   /s/ WILSON SONSINI GOODRICH & ROSATI